                                                                Exhibit 12


                            USL CAPITAL CORPORATION
                            AND SUBSIDIARY COMPANIES


               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                        Three Months Ended            Nine Months Ended
                                                          September 30,                 September 30,
(Unaudited; in thousands)                                1994          1993            1994         1993
                                                         ----          ----            ----         ----
Earnings:
Income before taxes on income
    per statement of income . . . . . . . . . . . .    $38,891       $33,359         $109,498     $ 86,660
Add
    Fixed charges . . . . . . . . . . . . . . . . .     56,362        49,799          163,152      142,257
    Distributions and proceeds in excess of
    (less than) net income of associated
    companies                                              125            73              341          126
                                                       -------       -------         --------     --------

Income as adjusted  . . . . . . . . . . . . . . . .    $95,378       $83,231         $272,991     $229,043
                                                       =======       =======         ========     ========

Fixed charges:
Interest on indebtedness including
    amortization of debt issue costs and
    discount or premium thereon . . . . . . . . . .    $55,503       $48,954         $160,793     $139,332
Interest factor of annual rentals (1)   . . . . . .        859           845            2,359        2,925
                                                       -------       -------         --------     --------

Fixed charges . . . . . . . . . . . . . . . . . . .    $56,362       $49,799         $163,152     $142,257
                                                       =======       =======         ========     ========

Ratio of earnings to fixed charges  . . . . . . . .        1.7           1.7              1.7          1.6
                                                       =======       =======         ========     ========

(1) The interest portion of annual rentals is estimated to be one-third of such rentals.